-------------------------------------------------------------------------------

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                          SCHEDULE 14A INFORMATION


        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by
       Rule14a-6(e)(2))
[ ]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-12

                            EL PASO CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:


-------------------------------------------------------------------------------

The company provided the following statement to some of its shareholders:

                Statement Regarding Use of Union Contractors

                        and Compensation Philosophy

El Paso is committed to using union contractors. Our experience is that the unionized pipeline contractors are highly skilled and competitive.

El Paso uses pipeline contractors to perform a substantial majority of all pipeline construction and pipeline maintenance projects on which union contractors bid. On large projects, the percentage has historically been about 80% union, and 20% non-union.

Because of our positive experience with union contractors and our desire to ensure that our union contractors have substantial, ongoing work, El Paso also favors utilizing union contractors on projects that have historically been awarded to smaller, non-union contractors.

We have been working intensively with our unions for the past six months to increase their share of our business. We have previously advised the unions that we are committed to working with the union contractors to increase their share of our medium and small scale projects, and to bundle those projects where this enables the union contractors to handle those projects on a competitive basis.

Our unions have also raised issues concerning the pipeline safety records of non-union pipeline contractors. We have reviewed and will continue to review those records and will not use any pipeline contractor that fails to meet our high standards for pipeline safety.

The unions have also proposed that we adopt a "Quality Contracting Program" in connection with our competitive bidding processes. As we have previously advised the unions, we are giving serious consideration to the adoption of such a program.

I also note that El Paso's 2004 pipeline capital budget is expected to be approximately $850 million, while the Zilkha/Wyatt group contemplates shrinking the pipeline budget to $600 million, which would offer a significantly lesser workflow to our union contractors.

In summary, El Paso has a very strong commitment to the use of union contractors and, as we have previously committed to the unions, we intend to increase their share of our pipeline construction and maintenance work. We will continue to work with our unions to address any concerns that they may have.

El Paso has reconstituted its Compensation Committee in 2003 and the new Committee is undertaking a review of all of our compensation practices. We intend to modify our compensation policies to align them with current best practices. We are working with corporate governance groups that have proposed compensation guidelines for public companies to implement compensation guidelines that are consistent with those proposals.


Ronald L. Kuehn, Jr.
Chairman of the Board and Chief Executive Officer